Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

March 9, 2016

Nortech Systems Reports Fourth Quarter Results

Quarterly Sales and Operating Profits Increase

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), today reported net sales of $31.4 million for the fourth quarter ended December 31, 2015, a three percent increase over net sales of $30.4 million for the fourth quarter of 2014. Net sales for the 2015 fiscal year ended December 31 rose three percent, to $115.2 million, compared with $112.0 million reported for fiscal 2014.

For the fourth quarter of 2015, operating income was $329,000, compared with $318,000 for the fourth quarter of 2014. Fourth quarter net income of $123,000, or $0.04 per diluted common share, compares with $214,000, or $0.08 per diluted common share, in the fourth quarter of 2014. For fiscal 2015, the net loss was $571,000, or $0.21 per diluted common share. This compares with net income of $880,000, or $0.32 per diluted common share, for fiscal 2014.

“Our performance rebounded in the fourth quarter, finishing an eventful and challenging fiscal 2015,” said Rich Wasielewski, Nortech Systems’ president and CEO. “The increased revenue, ongoing cost-containment initiatives and reduced ramp-up costs led to profit improvements in the quarter.

“We’re pleased with the progress on our strategic initiatives and our business-development efforts,” he continued. “Our medical device engineering acquisition has been accretive and also fosters early-engagement opportunities targeted for this growth market.

“Business conditions in 2016 are looking similar to last year, with mixed performance continuing among our global customers and markets,” Wasielewski noted. “Our leading indicators — pipeline, backlog and engineering project activities — are in better condition than a year ago with some quarterly volatility expected.” He added, “With several key investments moving into the execution stage, we’re focusing on growth in the medical market and profit improvements from operational efficiency and asset utilization.”

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Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CST) on Thursday, March 10, 2016, to discuss the company’s fourth quarter and fiscal year results. Anyone interested in participating in the conference can access the call by dialing 877-407-8031 from within the United States, or 201-689-8031 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. A podcast (MP3 download) will also be available. The telephone replay will be available through March 24, 2016, by dialing 877-660-6853 (from U.S.) or 201-612-7415 (International). To access the replay, the conference ID 13630938 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statement of Operations

	Three months ended Dec. 31, Unaudited		Twelve months ended Dec. 31, Unaudited
	2015	2014	2015	2014
Net Sales	$31,441,746	$30,446,176	$115,191,905	$112,041,650
Income (Loss) from Operations	328,559	318,391	(422,048)	1,328,607
Other Expense	(124,226)	(95,929)	(465,374)	(367,590)

Income (Loss) before Income Taxes	204,333	222,462	(887,422)	961,017

Income Tax Expense (Benefit)	81,000	8,000	(316,000)	81,000

Net Income (Loss)	123,333	214,462	(571,422)	880,017

Net Income (Loss) per Basic and Diluted Common Share	$0.04	$0.08	$(0.21)	$0.32

Weighted Average Number of Common Shares:
Basic	2,746,325	2,742,992	2,745,759	2,742,992
Diluted	2,748,977	2,752,644	2,745,759	2,748,825

Condensed Balance Sheets

	December 31, 2015 Unaudited	December 31, 2014
Accounts Receivable	$18,431,746	$17,367,668
Inventories	20,185,445	18,528,418
Other Current Assets	1,755,548	1,348,382
Property and Other Long-term Assets	16,192,348	11,292,844
Total Assets	$56,565,087	$48,537,312

Accounts Payable	$13,041,377	$9,008,426
Other Current Liabilities	6,630,333	4,361,405

Line of Credit — Long-term	7,691,237	7,998,184
Long-term Debt and Other Long-term Liabilities	6,930,284	4,340,905

Shareholders’ Equity	22,271,856	22,828,392

Total Liabilities and Shareholders’ Equity	$56,565,087	$48,537,312